      As filed with the Securities and Exchange Commission on May 22, 1998
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             BRANDYWINE REALTY TRUST
             (Exact name of Registrant as specified in its charter)

                Maryland                                   23-2413352
---------------------------------                    -------------------
 (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                    Identification No.)

     16 Campus Boulevard, Newtown Square, Pennsylvania 19073, (610) 325-5600
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Gerard H. Sweeney
                      President and Chief Executive Officer
                               16 Campus Boulevard
                       Newtown Square, Pennsylvania 19073
                                 (610) 325-5600
    ------------------------------------------------------------------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                          Michael H. Friedman, Esquire
                               Pepper Hamilton LLP
                              3000 Two Logan Square
                      Philadelphia, Pennsylvania 19103-2799
                                 (215) 981-4563
                                 ---------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement and from time to time as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE

                                                                                             Proposed Maximum
           Title of Shares                   Amount to be           Proposed Maximum            Aggregate           Amount of
          to be Registered                    Registered           Price Per Share(1)       Offering Price(1)    Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial Interest, par
value $.01 per share.................           597,572                  $23.1875              $13,856,201            $4,088
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices per share on the New York Stock Exchange on May 19, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Preliminary Prospectus Subject to Completion dated May 22, 1998

PROSPECTUS

                                 597,572 Shares
                             BRANDYWINE REALTY TRUST
                      Common Shares of Beneficial Interest

         This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 597,572 common shares of beneficial interest, par value $.01 per share (the "Common Shares"), that may be issued by Brandywine Realty Trust (the "Company") to holders of 597,572 units of limited partnership ("Units") in Brandywine Operating Partnership, L.P. (the "Operating Partnership"), of which the Company is the sole general partner, if and to the extent any such Units are redeemed for Common Shares. The Company is registering for reoffer and resale by such holders (collectively, the "Selling Shareholders") the Common Shares issuable upon the exchange of Units held by, or issuable to, them pursuant to the terms of certain registration rights agreements executed by the Company for their benefit. The registration of the reoffer and resale of the Common Shares does not necessarily mean that any of the Common Shares will be offered or sold by the Selling Shareholders.

         The Company initially qualified to be taxed as a real estate investment trust (a "REIT") for federal income tax purposes commencing with its taxable year ended December 31, 1986 and has qualified to be taxed as a REIT for all years subsequent to its 1986 tax year. The Common Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "BDN." To assist the Company in complying with certain qualification requirements applicable to REITs, the Company's Declaration of Trust provides that no shareholder or group of affiliated shareholders may actually or constructively own more than 9.8% in value of the outstanding Common Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest - Restrictions on Transfer."

         See "Risk Factors" beginning on page 4 of this Prospectus for certain factors relevant to an investment in the Common Shares.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Shareholders from time to time may offer and sell the Common Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in the section of this Prospectus entitled "Plan of Distribution" or an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Common Shares to be made directly or through agents.

         The Company will not receive any of the proceeds from the sale of any Common Shares by the Selling Shareholders, but has agreed to bear certain expenses of registration of the Common Shares under Federal and state securities laws.

         The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                  The date of this Prospectus is May [ ], 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder with respect to the Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information concerning the Company and the Securities, reference is made to the Registration Statement and the exhibits filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below filed by the Company with the Commission (File No. 1-9106) are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     b. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     c. The combined statements of revenues and certain expenses of the Green Hills Properties for the year ended December 31, 1996; the combined statements of revenues and certain expenses of Berwyn Park Properties for the year ended December 31, 1996; and the reports thereon of the Company's independent public accountants included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     d. The Company's Current Reports on Form 8-K/A No. 1 dated February 13, 1997; Form 8-K/A No. 2 dated February 24, 1997; Form 8-K/A No. 1 dated April 29, 1997; Form 8-K dated June 9, 1997; Form 8-K dated June 26, 1997; Form 8-K dated September 10, 1997; Form 8-K dated October 30, 1997; Form 8-K dated December 17, 1997; Form 8-K dated January 9, 1998; Form 8-K dated January 27, 1998; Form 8-K dated January 30, 1998; Form 8-K dated February 13, 1998; Form 8-K dated February 23, 1996; Form 8-K dated February 25, 1998; Form 8-K dated March 17, 1998; Form 8-K dated April 13, 1998; Form 8-K/A No. 1 dated April 16, 1998; Form 8-K dated April 17, 1998; and Form 8-K dated May 14, 1998;

     e. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A dated October 14, 1997 and any other reports or amendments filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Common Shares to which this Prospectus relates will be deemed to be incorporated by reference in and made a part of this Prospectus from the date of filing such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any applicable Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

         Copies of all documents which are incorporated by reference (not including the exhibits to such documents unless such exhibits are specifically incorporated by reference in such document) will be provided without charge to each person, including any shareholder, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Brandywine Realty Trust, 16 Campus Boulevard, Newtown Square, Pennsylvania 19073, Attention:
Brad A. Molotsky, Secretary (telephone number: (610) 325-5600).

                                   THE COMPANY

         The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements, and the notes in such documents, appearing elsewhere and incorporated by reference in this Prospectus. As used in this Prospectus, the term "Company" includes Brandywine Realty Trust and its subsidiaries and affiliated entities, including the Operating Partnership, unless the context indicates otherwise.

General

         The Company is a self-administered, self-managed and fully integrated REIT active in acquiring, developing, redeveloping, leasing and managing suburban office and industrial properties. As of May 22, 1998, the Company's portfolio included 151 office properties and 28 industrial facilities (collectively, the "Properties") that contained an aggregate of approximately
12.2 million net rentable square feet. Certain of the Properties serve as flex facilities, accommodating office use, warehouse space and research and development activities.

        As of May 22, 1998, the Company was in the process of developing two suburban office buildings that are expected to contain an aggregate of approximately 69,000 and 38,000 net rentable square feet, respectively, upon completion. The Company expects completion to occur during the fourth quarter of 1998. As of May 22, 1998, the Company also owned or held options to purchase approximately 302.5 acres of land for future development.

         In addition, as of May 22, 1998, the Company owned economic interests, ranging from 35% to 65%, in eight office development joint ventures (the "Development Entities"). One of the Development Entities owns an approximately 83,000 net rentable square foot suburban office building and two other Development Entities are in the process of constructing two suburban office buildings that are expected to contain an aggregate of approximately 235,000 net rentable square feet upon completion. The Company expects these buildings to be completed during 1998. As of May 22, 1998, the Development Entities also owned or held options to purchase approximately 46.8 acres of land for future development.

         The Company owns its assets and conducts its operations through the Operating Partnership and subsidiaries of the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of May 22, 1998, held an approximately 97.4% interest in the Operating Partnership.

         The Company provides real estate management services through a management company (the "Management Company"). As of May 22, 1998, the Management Company managed approximately 12.2 million net rentable square feet (including 177 of the Properties). Through its ownership of preferred stock and common stock of the Management Company, the Operating Partnership is entitled to receive 95% of amounts paid as dividends by the Management Company.

         The Company was organized as a Maryland real estate investment trust in 1986. The Company's principal executive offices are located at 16 Campus Boulevard, Newtown Square, Pennsylvania 19073 and its telephone number is (610) 325-5600.

Securities to be Offered

         On March 31, 1998, the Company completed the acquisition of a portfolio of Properties. As part of the consideration for the transaction, the Operating Partnership issued 153,036 Units. On May 8, 1998, the Company completed another acquisition of a portfolio of Properties. As part of the consideration for the transaction, the Operating Partnership issued 390,362 Units and agreed to pay approximately $1.2 million three years from the acquisition date. At the election of the contributors of the Properties, the $1.2 million may be payable in up to 54,174 Units.

         The Units have been or will be issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. As part of the acquisitions, the Company entered into registration rights agreements with the holders of the Units pursuant to which the Company agreed to file a shelf registration statement registering the offer and sale by the holders of Common Shares issuable to them upon the redemption of their Units for Common Shares.

         Pursuant to the agreement of limited partnership of the Operating Partnership, and subject to certain time restrictions, each Unit may be tendered by its holder to the Operating Partnership for cash equal to the fair market value of a Common Share at the time of redemption. At the option of the Company, as general partner of the Operating Partnership, the Company may purchase the Units for cash for the value of an equivalent number of Common Shares or it may redeem the Units for an equivalent number of Common Shares, and the Company will become the owner of the redeemed Units. The Company anticipates that it generally will elect to acquire Units for Common Shares.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements. These statements are identified by words such as "expect," "anticipate," "should" and words of similar import. Actual results may differ significantly from those expressed or implied by the forward-looking statements. Factors that might cause such a difference include the risk factors related to an investment in the Common Shares set forth below. Prospective investors should carefully consider the following information in conjunction with the other information contained in, or incorporated by reference in, this Prospectus before making a decision to purchase Common Shares.

Limited Geographic Concentration

         One hundred forty-six of the 179 Properties owned by the Company as of May 22, 1998 are located in the Suburban Philadelphia Office and Industrial Market (as defined below). In addition, a fundamental element of the Company's growth strategy is to acquire additional properties in the Suburban Philadelphia Office and Industrial Market. Consequently, the Company is dependent upon the demand for office and other commercial space in the Suburban Philadelphia Office and Industrial Market. The Company's revenue and the value of the Properties may be affected by a number of factors in the Suburban Philadelphia Office and Industrial Market, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and other competing commercial properties). Therefore, the Company's performance and its ability to make distributions to shareholders will likely be dependent, to a large extent, on the economic conditions in the Suburban Philadelphia Office and Industrial Market. The term "Suburban Philadelphia Office and Industrial Market" or "Market" means the areas comprised of the following counties: Berks, Bucks, Chester, Delaware, Lehigh, Montgomery and Northampton in Pennsylvania and Burlington and Camden in New Jersey.

Risks Associated with the Recent Acquisition of Many of the Company's Properties; Lack of Operating History

         The Company is, as of the date of this Prospectus, experiencing a period of rapid growth. One hundred seventy-five of the 179 Properties owned by the Company as of May 22, 1998 were acquired since August 1, 1996. These recently acquired Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of such Properties may decline under the Company's management. The Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

Risks Relating to Distributions

         The Company pays regular distributions to its shareholders. Additional Common Shares that may in the future be issued to finance acquisitions or upon the exercise of options or warrants or otherwise will increase required cash available for distribution to make anticipated distributions to shareholders. In addition, the Company's ability to make distributions will depend, in large part, on the performance of its Properties and any other properties it may acquire in the future, including occupancy levels, the Company's ability to enter into new leases upon expiration of current leases and costs associated with the renewal or reletting of space, expenditures with respect to existing and newly acquired properties, the amount of the Company's debt and the interest rates thereon, default or bankruptcy by tenants and other costs relating to the Properties and any other properties the Company may acquire in the future, and the absence of significant expenditures relating to environmental or other regulatory matters. Most of these matters are beyond the control of the Company and any significant difference between the Company's expectations with respect to these matters and actual results could have a material adverse effect on the Company and its ability to make or sustain distributions.

Real Estate Investment Considerations

         General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions, and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash available for distribution and ability to make expected distributions to its shareholders will be adversely affected.

         The Company's revenue and the value of the Properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions, the perceptions of prospective tenants of the attractiveness of a property, the ability of the Company to manage and maintain the Properties and secure adequate insurance and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

         Lease Expirations. The Company is subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the current lease terms. Certain leases pertaining to the Properties grant their tenants early termination rights upon payment of a termination penalty. The Company has estimated the expenditures for new and renewal leases for 1998 and 1999 but no assurances can be given that the Company has correctly estimated such expenses. Lease expirations will require the Company to locate new tenants and negotiate replacement leases with such tenants. Replacement leases typically require the Company to incur tenant improvements, other tenant inducements and leasing commissions, in each case, which may be higher than the costs relating to renewal leases. If the Company is unable to promptly relet or renew leases for all or a substantial portion of expiring space, if the rental rates upon such renewal or reletting are significantly lower than expected or if the Company's reserves for these purposes prove inadequate, the Company's cash available for distribution and ability to make expected distributions to shareholders could be adversely affected.

         Financially Distressed Tenants. In the event of any lease default by a tenant, the Company may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. In addition, at any time, a tenant of the Properties or any other property acquired by the Company may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in cash available for distribution to shareholders. There can be no assurance that these or other tenants will not reject their leases in a bankruptcy proceeding or that the Company will not experience significant tenant defaults in the future, each of which could have an adverse effect on the Company's revenues and cash available for distribution to shareholders.

         Competition. The Company competes with a number of real estate developers, operators and institutions for tenants and acquisition opportunities. Some of these competitors have significantly greater resources than the Company. No assurances can be given that such competition will not adversely affect the Company's revenues and cash available for distribution to shareholders.

         Illiquidity of Real Estate. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to shareholders. Furthermore, purchase options and rights of first refusal held by certain tenants at certain Properties may adversely affect the Company's ability to sell such Properties.

         Changes in Laws. Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make expected distributions to shareholders. The Properties are also subject to various federal, state, and local regulatory requirements, such as requirements of the Americans with Disabilities Act of 1990 (the "ADA") and state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such requirements. However, there can be no assurance that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and ability to make distributions.

         Compliance with Americans with Disabilities Act. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and noncompliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that the Properties are in material compliance with these requirements, the Company may incur additional costs to comply with the ADA. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involved a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

         Risks Associated with Partnership and Joint Venture Property Ownership Structures. The Company owns its interests in its Properties and the Development Entities through the Operating Partnership. The Company expects to continue to participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or coventurers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

Risks Associated with Indebtedness

         Debt Financing and Existing Debt Maturities. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, and the risk that existing indebtedness on the Properties (which in all cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If principal payments due at maturity cannot be refinanced, extended, or paid with the proceeds of other capital transactions, such as new equity capital, the Company may neither be able to pay distributions to its shareholders at expected levels nor repay all such maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates, the interest expense relating to such refinanced indebtedness would increase, which could adversely affect the Company's cash flow and its ability to make expected distributions to its shareholders. In addition, if the Company is unable to meet its obligations under any of its mortgage financings, any one or more of the Properties securing such indebtedness could be foreclosed on, which would have a material adverse effect on the Company and its ability to make distributions and, depending on the number of Properties foreclosed on, could threaten the continued viability of the Company.

         Risk of Rising Interest Rates and Variable Rate Debt. Increases in interest rates on variable rate indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay distributions to shareholders.

         No Limitation on Debt. Although the Company has adopted a policy that limits the debt-to-total market capitalization ratio of the Company to 50%, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Trustees could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, cash available for distribution to shareholders and could increase the risk of default on the Company's indebtedness.

Risks of Acquisition, Development and Renovation Activities

         The Company intends to continue acquiring office and industrial properties. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of renovation costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment. The Company anticipates that future acquisitions and renovations may be financed through a combination of advances under lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

         While the Company has generally limited its acquisition, development, renovation, management and leasing business primarily to the Suburban Philadelphia Office and Industrial Market, the Company has recently begun to expand its business into new geographic markets. The Company will not initially possess the same level of familiarity with new markets outside of the Suburban Philadelphia Office and Industrial Market, which could adversely affect its ability to acquire, develop, manage or lease properties in new localities. Changing market conditions, including competition from other purchasers of suburban office and industrial properties, may diminish the Company's opportunities for attractive additional acquisitions.

         The Company also intends to review from time to time the possibility of developing, redeveloping and constructing office buildings and other commercial properties. Risks associated with the Company's development, redevelopment and construction activities include: (i) abandonment of development, redevelopment and construction opportunities; (ii) construction costs of a property exceeding original estimates, possibly making the property uneconomical; (iii) occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; (iv) the unavailability of financing on favorable terms for development or redevelopment of a property; and (v) construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development and redevelopment activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

Tax Risks

         Consequences of Failure to Qualify as a REIT. Since 1986, the Company has operated, and continues to operate, in such a manner as to qualify as a REIT under the Code. Although the Company believes that it is currently organized and will continue to operate so as to qualify as a REIT, no assurance can be given that the Company will qualify or remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions, many of which have only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to its shareholders aggregating at least 95% of its REIT taxable income (excluding net capital gains). The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is even greater in the case of a REIT that holds its assets in partnership form. In addition, no assurance can be given that future legislation, new regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification. See "Federal Income Tax Considerations."

         One of the requirements for maintaining REIT status is that a REIT not own more than 10% of the voting stock of a corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock) and stock in another REIT. The Operating Partnership owns 5% of the voting common stock and all of the non-voting preferred stock of the Management Company and, therefore, the Company believes it will comply with this rule. However, the Internal Revenue Service ("IRS") could contend that the Operating Partnership's ownership of all of the non-voting preferred stock of the Management Company should be viewed as voting stock because of its substantial economic position in the Management Company. If the IRS were to be successful in such a contention, the Company's status as a REIT would be lost and the Company would become subject to Federal corporate income tax on its net income, which would have a material adverse affect on the Company's cash available for distribution.

         If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This disqualification would reduce the funds of the Company available for investment or distribution to shareholders because of the additional tax liability of the Company for the year or years involved. If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code. To the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

         Required Distributions; Potential Requirement to Borrow. To obtain the favorable tax treatment associated with qualification as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income (excluding net capital gain). In addition, the Company will be subject to tax on its undistributed net taxable income and net capital gain, and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus certain undistributed amounts from prior years.

         The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid income and other taxes. The Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of required debt amortization payments could require the Company, on its own behalf or through the Operating Partnership, to borrow funds on a short-term basis to meet the distribution requirements in order to remain qualified as a REIT. In such instances, the Company, in order to avoid adverse tax consequences, might need to: (i) borrow funds even if management believed that then prevailing market conditions generally were not favorable for such borrowings or that such borrowings would not be advisable in the absence of such tax considerations; and/or (ii) liquidate investments on adverse terms.

         Consequences of Failure of the Operating Partnership (or a Subsidiary Partnership) to be Treated as a Partnership. If the IRS were to successfully challenge the tax status of the Operating Partnership or any of its subsidiary partnerships for federal income tax purposes, the Operating Partnership or the affected subsidiary partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership or any of the subsidiary partnerships would also reduce the amount of cash available for distribution to the Company and its shareholders. See "Federal Income Tax Considerations - Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners."

         Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. In addition, the Management Company generally is subject to federal, state and local income tax at regular corporate rates on its net taxable income, which will include the Management Company's management, leasing and related service business. If the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations - Taxation of the Company as a REIT."

Possible Environmental Liabilities

         Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental site assessment (which involves general inspections without soil sampling or groundwater analysis) completed by independent environmental consultants. Except as indicated below with respect to 110 Summit Drive at the Whitelands Business Park in Exton, Pennsylvania (the "Whitelands Property") and the Affected Properties at the Paint Works (as defined below), the Company is not aware of any environmental liability with respect to the Properties that the Company's management believes would have a material adverse effect on the Company.

         An environmental assessment has identified environmental contamination of potential concern with respect to the Whitelands Property. Petroleum products, solvents and heavy metals were detected in the groundwater. These contaminants are believed to be associated with debris deposited by third parties in a quarry formerly located on the Whitelands Property. The Whitelands Property previously appeared on the Comprehensive Environmental Response Compensation and Liability Information System List, a list maintained by the United States Environmental Protection Agency (the "EPA") of abandoned, inactive or uncontrolled hazardous waste sites which may require cleanup. The EPA conducted a preliminary assessment of the Whitelands Property in 1984, and subsequently the Whitelands Property was removed from the list. While the Company believes it is unlikely that it will be required to undertake remedial action with respect to such contamination, there can be no assurance in this regard. If the Company were required to undertake remedial action on the Whitelands Property, it has been indemnified through August 2001 against the cost of such remediation by Safeguard Scientifics, Inc. ("SSI") subject to a limitation of approximately $2.0 million. In the event SSI is unable to fulfill its obligations under its indemnity agreement or the Company is required to undertake remedial action after the expiration of the indemnity, the costs associated with any remediation could materially and adversely impact cash available for distribution to shareholders. Because the Company does not believe that any remediation at the Whitelands Property is probable, no amounts have been accrued for any such potential liability.

         An environmental assessment has identified environmental contamination at land acquired by the Company as part of its acquisition of certain Properties that include 6 East Clementon and 1, 4, 5, 7 and 10 Foster Avenue and an adjacent parking lot. These Properties (the "Affected Properties") and certain non-affected Properties are commonly referred to as the Paint Works Corporate Center ("Paint Works"). Volatile organic compounds, semi-volatile organic compounds and metals were detected in the groundwater, surface soils and sub-surface soils, principally on land acquired by the Company that is adjacent to the buildings located on the Affected Properties. These contaminants are associated with the use by prior owners and operators of the properties and are believed to be associated with the historic use of the Affected Properties as a paint and varnish factory since the mid-nineteenth century. The Affected Properties have been the subject of investigation by the New Jersey Department of Environmental Protection ("NJDEP") since the mid-1970's. The NJDEP has issued two directives to the former owners and operators of the site, ordering them to investigate and remediate the contamination at the site. The NJDEP has also entered into two administrative consent orders (the "ACO's") with Sherwin-Williams, the former owner and operator primarily responsible for the environmental contamination at the site, pursuant to which Sherwin-Williams has agreed to investigate and commence certain remediation. The NJDEP has provided written assurances to the Company that the NJDEP will not require the Company to investigate or remediate the site so long as Sherwin-Williams continues to comply with the ACO's. In addition to the foregoing, the NJDEP has also issued a letter of non-applicability for the remainder of the Paint Works properties owned by the Company at the site. The Company has also been indemnified against Sherwin-Williams' failure to comply with the ACO's and from any migration of the aforesaid compounds onto the adjacent Company-owned properties which are not part of the Affected Properties by PWCCW, a New Jersey general partnership, and Robert K. Scarborough (collectively, "Scarborough"). In the event that Sherwin-Williams ceases to comply with the ACO's and Scarborough is unable to fulfill its obligations under its agreement with the Company, the Company could potentially be responsible for costs associated with any remediation. Because the Company does not believe that the occurrence of both of these events is probable, no amounts have been accrued for any such potential liability.

         No assurance can be given that existing environmental studies with respect to the Properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to the Company. Moreover, no assurance can be given that: (i) future laws, ordinances or regulations will not impose any material environmental liability on the Company, or (ii) the current environmental condition of the Properties will not be affected by tenants and occupants of the Properties, by the condition of properties in the vicinity of the Properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

Uninsured Losses

         The Company carries comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance for the Properties with policy specification and insured limits which the Company believes are adequate and appropriate under the circumstances. There are certain types of losses (such as those resulting from nuclear accidents, wars, civil disturbances and environmental matters) that generally are not insured against because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of the insured limits occur, the Company could lose both its investment in, and anticipated future revenues and cash flow from, the affected Property and would continue to be obligated in respect of any recourse mortgage indebtedness or other financial obligations on such Property. Any such loss would adversely affect the Company. Moreover, as the general partner of the Operating Partnership, the Company will be liable for any of the Operating Partnership's unsatisfied obligations other than the non-recourse obligations.

Risks of Third-Party Management, Leasing and Related Service Business

         Possible Termination of Management Contracts. The Company intends to selectively pursue the management of properties owned by third parties. Risks associated with the management of properties owned by third parties include the risk that the management contracts (which are generally cancelable upon 30 days' notice or upon certain events, including sale of the applicable property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Company, resulting in decreased management fee income.

         Possible Adverse Consequences of Lack of Control Over the Business of the Management Company. In order to satisfy certain technical requirements applicable to REITs, certain of the executive officers of the Company, as partners of a general partnership that holds 95% of the voting common stock of the Management Company, have the ability to elect the board of directors of the Management Company. The Company itself is not able to elect directors of the Management Company. As a result, the board of directors and management of the Management Company may implement business policies or decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which in turn would adversely affect the Company's ability to pay distributions to shareholders.

Changes in Policies Without Shareholder Approval

         The investment, financing, borrowing and distribution policies of the Company, and its policies with respect to all other activities, including its growth, debt, capitalization, authorized shares of beneficial interest ("Shares"), distributions, REIT status and operating policies, are determined by the Board of Trustees. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised from time to time at the discretion of the Board of Trustees without notice to or a vote of the shareholders of the Company. Accordingly, shareholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all shareholders. A change in these policies could adversely affect the Company's distributions, financial condition, results of operations or the market price of Common Shares.

Dependence on Key Personnel

         The Company is dependent on the efforts of its executive officers, particularly Anthony A. Nichols, Sr. and Gerard H. Sweeney. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company. Messrs. Nichols and Sweeney have entered into employment agreements with the Company. However, these agreements do not restrict the ability of either Mr. Nichols or Mr. Sweeney to become employed by a competitor of the Company following termination of his employment with the Company.

Limits on Changes in Control

         Certain provisions of the Declaration of Trust and Bylaws of the Company may have the effect of delaying, deferring, or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may: (i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders; or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices. These provisions include the following:

         Ownership Limit Necessary to Maintain REIT Qualification. In order for the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the Company's outstanding Shares may be owned, actually or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year (other than the first taxable year for which the election to be taxed as a REIT has been made). In order to protect the Company against the risk of losing REIT status due to the concentration of ownership among its shareholders, the ownership limits (the "Ownership Limits") adopted by the Board of Trustees pursuant to the Declaration of Trust limit direct or indirect ownership to 9.8% in value of the outstanding Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest - Restrictions on Transfer." The Board of Trustees could waive this restriction with respect to a particular shareholder if it were satisfied, based upon the advice of tax counsel, that ownership by such shareholder in excess of the Ownership Limits would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interests of the Company. Actual or constructive ownership of Common Shares in excess of the Ownership Limits will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of the Ownership Limits and such shares will be automatically transferred to a trust for the benefit of a person to whom an interest in the Common Shares may be permissibly transferred. Such transferee shall have no right to vote such shares or be entitled to distributions with respect to such shares.

         Common and Preferred Shares. The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 105,000,000 shares of beneficial interest of the Company, consisting of 100,000,000 Common Shares and 5,000,000 preferred shares and, in respect of the preferred shares, to establish the preferences, rights, and other terms (including the right to vote and the right to convert into Common Shares) of any shares so issued. The Board of Trustees could establish a series of preferred shares that could have the effect of delaying, deferring or preventing a tender offer or a change in control of the Company that might involve a premium price of the Common Shares or otherwise be in the best interests of the shareholders. The Declaration of Trust may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares of any class.

         Exemptions from the Maryland Business Combination Law. Under the Maryland General Corporation Law, as amended ("MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder. Pursuant to the statute, the Company has exempted any business combination involving SSI, The Nichols Company ("TNC"), Gerard H. Sweeney (the Company's President and Chief Executive Officer) and any affiliate or associate of theirs from the business combination statute and, consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to business combinations between any of them and the Company. As a result, SSI, TNC, Mr. Sweeney, and affiliates and associates thereof (including Anthony A. Nichols, Sr., the Company's Chairman of the Board) may be able to enter into business combinations with the Company, which may not be in the best interest of the shareholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute. In addition, the Company has exempted any business combination involving the Commonwealth of Pennsylvania State Employees' Retirement System ("SERS") and a voting trust established for its benefit (the "SERS Voting Trust") and any of their respective affiliates or associates, and Morgan Stanley Asset Management Inc. and two funds (the "Morgan Stanley Funds") managed by it and any of their respective affiliates or associates from the business combination statute. See "Certain Provisions of Maryland Law and the Company's Declaration of Trust and Bylaws - Business Combinations."

         Maryland Control Share Acquisition Statute. The MGCL, as applicable to real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Pursuant to the statute, the Company has exempted any and all acquisitions by SSI, TNC, and any current or future affiliate or associate of theirs from the control shares statute. As a result, SSI or TNC will be able to possess voting power not generally available to other persons and the effect may be to further solidify their control of the Company. In addition, pursuant to the statute, the Company has exempted any and all acquisitions by SERS and the SERS Voting Trust and any of their respective current or future affiliates or associates and Morgan Stanley Asset Management Inc. and the Morgan Stanley Funds and any of their respective current or future affiliates or associates from the control shares statute.

Effect on Price of Shares Available for Future Sale

         Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing prices for the Common Shares. The Company has reserved as of May 22, 1998: (i) 998,439 Common Shares for issuance upon redemption of Units in the Operating Partnership and (ii) 2,805,808 Common Shares for issuance upon exercise of outstanding options and warrants. No prediction can be made regarding the effect that future sales of Company securities will have on the market price of Common Shares.

Effect on Holders of Common Shares of an Issuance of Preferred Shares

         The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more classes or series of preferred shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of preferred shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders in any series or class of preferred shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares.

Effect of Market Interest Rates on Price of Common Shares

         One of the factors that influences the market price of the Common Shares in the public market is the annual distribution rate on the shares. Increasing market interest rates may lead prospective purchasers of the Common Shares to demand a higher annual distribution rate from future distributions. Such an increase in the required distribution may adversely affect the market price of the Common Shares.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company, as amended, which are incorporated by reference into the Registration Statement of which this Prospectus is a part.

General

         The Declaration of Trust of the Company provides that the Company is authorized to issue up to 105,000,000 shares of beneficial interest of the Company ("Shares"), consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share ("Common Shares"), and 5,000,000 preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"). The Declaration of Trust may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized Shares of any class. The authorized Common Shares and Preferred Shares are available for future issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

         Both Maryland statutory law governing real estate investment trusts organized under Maryland law (the "Maryland REIT Law") and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable, by reason of his status as a shareholder of the Company, for any obligation of the Company. The Company's Bylaws further provide that the Company shall indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he has been made a party by reason of his status as such for all reasonable expenses incurred by him in connection with any such claim or liability. In addition, it is a requirement of the Declaration of Trust that all written contracts to which the Company is a party shall include a provision to the effect that shareholders shall not be personally liable thereon.

         The Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, the shareholders are entitled to vote only on the following matters: (i) election or removal of Trustees; (ii) amendment of the Declaration of Trust (other than an amendment to increase or decrease the aggregate number of authorized Shares of any class); (iii) a determination by the Trust to invest in commodities contracts (other than interest rate futures intended to hedge the Company against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and (iv) a merger of the Company with another entity. Except with respect to the foregoing, no action taken by the shareholders of the Company at any meeting shall in any way bind the Board of Trustees.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Shares is The Bank of New York.

Shares

         Common Shares of Beneficial Interest

         Each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees, which means that, subject to such voting rights as may be granted by the Board of Trustees in connection with future issuances of Preferred Shares, the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Subject to such preferential rights as may be granted by the Board of Trustees of the Company in connection with the future issuance, if any, of Preferred Shares, holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Trustees out of funds legally available therefor.

         Holders of Common Shares have no conversion, exchange, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding Common Shares are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, subject to such preferential rights as may be granted by the Board of Trustees of the Company in connection with the future issuance, if any, of Preferred Shares, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. All Common Shares have equal dividend, distribution, liquidation and other rights.

         Preferred Shares of Beneficial Interest

         The Preferred Shares authorized by the Company's Declaration of Trust may be issued from time to time in one or more series. Prior to the issuance of Preferred Shares of each such series, the Board of Trustees is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as are permitted by the Maryland REIT Law. Such rights, powers, restrictions and limitations could include the right to receive specified distributions and payments on liquidation prior to any such payments being made to the holders of Common Shares. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of the Common Shares.

         Classification or Reclassification of Preferred Shares

         The Declaration of Trust authorizes the Trustees to classify or reclassify, in one or more series, any unissued Preferred Shares by setting or changing the number of Preferred Shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such Preferred Shares.

Restrictions on Transfer

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

         Because the Board of Trustees believes it is at present essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of Shares that a person may own and that are designed to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any shareholder from owning Shares in an amount that would cause more than 50% in value of the outstanding Shares to be held by five or fewer individuals, the Board, pursuant to authority granted in the Declaration of Trust, has passed a resolution that, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding Shares, except for SSI which, pursuant to a separate agreement with the Company, may own no more than 14.75% in value of the outstanding Shares (the "Ownership Limit"). The Board of Trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the Ownership Limit. The Board of Trustees, pursuant to authority granted in the Declaration of Trust, has passed a resolution that provides that, for purposes of determining applicable ownership limitations: (i) the beneficiaries of SERS (in accord with their actuarial interests therein), and not SERS or the SERS Voting Trust, shall be deemed the direct owners of Shares held by the SERS Voting Trust, and (ii) the owners of the Morgan Stanley Funds (in proportion to their ownership therein), and not such Morgan Stanley Funds nor a related entity, shall be deemed the direct owners of Shares held by such Morgan Stanley Funds.

         In addition, pursuant to the Declaration of Trust, no purported transfer of Shares may be given effect if it would result in ownership of all of the outstanding Shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in the Company being "closely held" within the meaning of Section 856(h) of the Code (the "Ownership Restrictions"). In the event of a purported transfer or other event that would, if effective, result in the ownership of Shares in violation of the Ownership Limit or the Ownership Restrictions, such transfer would be deemed void ab initio and such Shares would automatically be exchanged for "Excess Shares" authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of Shares in violation of the Ownership Limit or the Ownership Restrictions.

         Holders of Excess Shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of Shares for Excess Shares and prior to the discovery by the Company of such exchange, dividends or distributions are paid with respect to Shares that were exchanged for Excess Shares, then such dividends or distributions would be repayable to the Company upon demand. While outstanding, Excess Shares would be held in trust by the Company for the benefit of the ultimate transferee of an interest in such trust, as described below. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the Shares would not violate the Ownership Limit or the Ownership Restrictions, at which time the Excess Shares would be automatically exchanged for Shares of the same type and class as the Shares for which the Excess Shares were originally exchanged. The Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to the Company.

         The Declaration of Trust also provides that Excess Shares shall be deemed to have been offered for sale to the Company, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of: (i) the date of the purported transfer or event which resulted in an exchange of Shares for such Excess Shares; and (ii) the date the Board of Trustees determines that a purported transfer or other event resulting in an exchange of Shares for such Excess Shares has occurred if the Company does not receive notice of any such transfer. The price at which the Company may purchase such Excess Shares would be equal to the lesser of: (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such Shares on the date of the automatic exchange for Excess Shares; or (ii) the market price of such Shares on the date that the Company accepts such Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to the Company upon demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of the Company.

         The Trustees may waive the Ownership Restrictions if evidence satisfactory to the Trustees and the Company's tax counsel or tax accountants is presented showing that such waiver will not jeopardize the Company's status as a REIT under the Code. As a condition of such waiver, the Trustees may require that an intended transferee give written notice to the Company, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Trustees and/or an undertaking from the applicant with respect to preserving the status of the Company. The Ownership Restrictions will not apply if the Company determines that it no longer will attempt to qualify, or continue to qualify, as a REIT. Any transfer of Shares, or any security convertible into Shares that would: (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; or (ii) result in the violation of the Ownership Restrictions will be void with respect to the intended transferee and will result in Excess Shares as described above.

         Neither the Ownership Restrictions nor the Ownership Limit will be automatically removed even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the Declaration of Trust. Amendments to the Declaration require the affirmative vote of holders owning not less than a majority of the outstanding Shares entitled to vote thereon. In addition to preserving the Company's status as a REIT, the Ownership Restrictions and the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Trustees.

         All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 4.0% of the value of any class of outstanding Shares, must file an affidavit with the Company containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Trustees deem necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         The Ownership Limit could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

         All certificates representing Shares that are hereafter issued will bear a legend referring to the restrictions and limitations described above.

                    CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                  THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

         The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company, as amended, which are incorporated by reference into this Registration Statement.

Duration

         Under the Company's Declaration of Trust, the Company has a perpetual term and will continue perpetually subject to the authority of the Board of Trustees to terminate the Company's existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Law.

Board of Trustees

         The Company's Declaration of Trust provides that the number of Trustees of the Company shall not be less than three nor more than 15. Any vacancy (including a vacancy created by an increase in the number of Trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Trustees (although less than a quorum). The Trustees will each serve for a term of one year (except that an individual who has been elected to fill a vacancy will hold office only until the next annual meeting of shareholders and until his successor has been duly elected and qualified).

         The Declaration of Trust provides that a Trustee may be removed from office only at a meeting of the shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares entitled to vote in the election of Trustees; provided, however, that in the case of any Trustees elected solely by holders of a series of Preferred Shares, such Trustees may be removed by the affirmative vote of a majority of the Preferred Shares of that series then outstanding and entitled to vote in the election of Trustees, voting together as a single class.

Meetings of Shareholders

         The Declaration of Trust requires the Company to hold an annual meeting of shareholders for the election of Trustees and the transaction of any other proper business. Special meetings of shareholders may be called upon the written request of shareholders holding at least 10% of the Common Shares. Special meetings of shareholders may also be called by the holders of Preferred Shares to the extent, if any, determined by the Board of Trustees in connection with the establishment of a class or series of Preferred Shares. Any action required or permitted to be taken by shareholders must be taken at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing of shareholders.

Business Combinations

         Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an Interested Shareholder or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be: (a) recommended by the trustees of such trust and (b) approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. An amendment to a Maryland REIT's declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by Interested Shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an Interested Shareholder on the date of the shareholder vote. The Board of Trustees has exempted any business combinations involving SSI, TNC, Gerard H. Sweeney and their respective affiliates from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, SSI, TNC, Gerard
H. Sweeney and their respective affiliates may be able to enter into business combinations that may not be in the best interest of the shareholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute. In addition, the Company has exempted any business combination involving SERS or the SERS Voting Trust and any of their respective existing or future affiliates and Morgan Stanley Asset Management Inc. and the Morgan Stanley Funds and any of their respective existing or future affiliates from the business combination provisions of the MGCL.

         The business combination statute could have the effect of delaying, deferring or preventing offers to acquire the Company and of increasing the difficulty of consummating any such offer.

Control Share Acquisitions

         The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust in question. "Control shares" are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise the voting power in the election of trustees within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust's board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

         If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. Pursuant to the statute, the Company has exempted any and all acquisitions of Shares by SSI, TNC and any current or future affiliate or associate of theirs from the control share provisions of the MGCL. As a result, SSI or TNC and their affiliates will be able to possess voting power not generally available to other persons and the effect may be to further enhance their ability to control the Company. In addition, pursuant to the statute, the Company has exempted any and all acquisitions of Shares by SERS and the SERS Voting Trust and any of their respective current or future affiliates or associates and Morgan Stanley Asset Management Inc. and the Morgan Stanley Funds and any of their respective current or future affiliates or associates from the control share provisions of the MGCL.

         The control share acquisition statute could have the effect of delaying, deferring or preventing offers to acquire the Company and of increasing the difficulty of consummating any such offer.

Amendment to the Declaration of Trust

         The Company's Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except for the provisions of the Declaration of Trust relating to (i) increases or decreases in the aggregate number of Shares of any class (which may be made by the Board of Trustees without shareholder approval) and (ii) the MGCL provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the Shares then outstanding and entitled to vote. In addition, in the event that the Board of Trustees shall have determined, with the advice of counsel, that any one or more of the provisions of the Company's Declaration of Trust (the "Conflicting Provisions") are in conflict with the Maryland REIT Law, the Code or other applicable Federal or state law(s), the Conflicting Provisions shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment thereof.

Termination of the Company and REIT Status

         Subject to the rights of any outstanding Preferred Shares and to the provisions of the Maryland REIT Law, the Company's Declaration of Trust permits the Board of Trustees to terminate the Company and to discontinue the election of the Company to be taxed as a REIT.

Transactions Between the Company and its Trustees or Officers

         The Company's Declaration of Trust provides that any contract or transaction between the Company and one or more Trustees, officers, employees or agents of the Company must be approved by a majority of the Trustees who have no interest in the contract or transaction.

Limitation of Liability and Indemnification

         The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

         The Company's Bylaws require it to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or
(iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Company shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and
(ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's Bylaws also (i) permit the Company, with the approval of its Trustees, to provide indemnification and payment or reimbursement of expenses to a present or former Trustee, officer or shareholder who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

         The limited partnership agreement of the Operating Partnership also provides for indemnification by the Operating Partnership of the Company, as general partner, and its Trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Operating Partnership or the Company; provided that such person's actions were taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Maryland Asset Requirements

         To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the Common Shares sold by the Selling Shareholders nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit.


                              SELLING SHAREHOLDERS

         The following table provides the names of, and the number of Common Shares beneficially owned by, each Selling Shareholder as of May 22, 1998. Since the Selling Shareholders may sell all, some or none of their Common Shares, no estimate can be made of the aggregate number of Common Shares that are to be offered and sold hereunder or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates. If, however, each of the Selling Shareholders were to sell all of the Common Shares set across from its name and offered hereby, the Selling Shareholder would no longer own any Common Shares, except as otherwise indicated below.

The Common Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                                                                                            Number of         Percentage of
                                                 Number of                                    Common             Common
                                               Common Shares         Number of                Shares             Shares
                                                Beneficially           Common              Beneficially       Beneficially
                                               Owned Prior to      Shares Offered           Owned After         Owned After
     Name                                         Offering             Hereby              the Offering      the Offering(1)
 -----------------                             --------------      --------------          ------------      ---------------
Blair S. Trogner, Sr.                           156,184(2)            156,184                  0                   0
John S. Trogner, Sr.                            107,859(3)            107,859                  0                   0
John S. Trogner, Jr.                             91,106(4)             91,106                  0                   0
Candis C. Trogner                                   40,631             40,631                  0                   0
Emma B. Trogner                                     27,087             27,087                  0                   0
Ronalee B. Trogner                                  21,669             21,669                  0                   0


                                                                                            Number of         Percentage of
                                                 Number of                                    Common             Common
                                               Common Shares         Number of                Shares             Shares
                                                Beneficially           Common              Beneficially       Beneficially
                                               Owned Prior to      Shares Offered           Owned After         Owned After
     Name                                         Offering             Hereby              the Offering      the Offering(1)
 -----------------                             --------------      --------------          ------------      ---------------
Brookstone Holdings of Del.-5, L.L.C.            80,445             80,445                     0                   0
Brookstone Investors, L.L.C                      57,126             57,126                     0                   0
Brookstone Holdings of Del.-6, L.L.C.             7,886              7,886                     0                   0
Brookstone Holdings of Del.-4, L.L.C.             7,579              7,579                     0                   0

-----------

(1) Assumes that all Units eligible for redemption held by each named person are redeemed into Common Shares. The total number of Common Shares outstanding used in calculating the percentage of Common Shares owned by each Selling Shareholder assumes that none of the Units eligible for redemption held by other Selling Shareholders are redeemed for Common Shares. Under the limited partnership agreement of the Operating Partnership, the holder of a Unit may require the Operating Partnership to redeem such Unit for cash. At its option, the Company may assume the Operating Partnership's obligation to redeem any such Unit and either pay the redemption price in cash or deliver one Common Share. The information in this Prospectus assumes that all Units issuable to Blair S. Trogner, Sr., John S. Trogner, Sr. and John S. Trogner, Jr. referred to in notes
     (2), (3) and (4) below are issued to them and that all Units are redeemed for Common Shares.

(2) Includes 138,126 Common Shares issuable upon redemption of 138,126 Units issued to Blair S. Trogner, Sr. on May 8, 1998 and 18,058 Common Shares issuable upon redemption of 18,058 Units that may be issued to Blair S. Trogner, Sr. on or before June 7, 2001.

(3) Includes 89,801 Common Shares issuable upon redemption of 89,801 Units issued to John S. Trogner, Sr. on May 8, 1998 and 18,058 Common Shares issuable upon redemption of 18,058 Units that may be issued to John S. Trogner, Sr. on or before June 7, 2001.

(4) Includes 73,048 Common Shares issuable upon redemption of 73,048 Units issued to John S. Trogner, Jr. on May 8, 1998 and 18,058 Common Shares issuable upon redemption of 18,058 Units that may be issued to John S. Trogner, Jr. on or before June 7, 2001.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion of material Federal income tax considerations is for general information only and is not tax advice. The following discussion summarizes all material federal income tax considerations to a holder of Common Shares. The applicable Prospectus Supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Shares. In the opinion of Arthur Andersen LLP, tax advisor to the Company (the "Tax Advisor") the discussion below, insofar as it relates to Federal income tax matters, is correct in all material respects, and fairly summarizes the federal income tax considerations that are material to a shareholder. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under "Taxation of Foreign Shareholders" below) subject to special treatment under the Federal income tax laws. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998).

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

         The Company first elected to be taxed as a REIT for its taxable year ended December 31, 1986, and has operated and expects to continue to operate in such a manner so as to remain qualified as a REIT for Federal income tax purposes. In the opinion of the Tax Advisor, and based on certain representations made by the Company relating to the organization and operation of the Company and the Operating Partnership, the Company will continue to qualify as a REIT under the Code. However, the opinion of the Tax Advisor is not binding upon the IRS and no absolute assurance can be given that the Company will continue to operate in a manner so as to remain qualified as a REIT.

         The following is a general summary of the Code sections that govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code or administrative or judicial interpretation thereof which could adversely affect the Company's ability to continue to qualify as a REIT or adversely affect the taxation of holders of Common Shares or which could further limit the amount of income the Company may derive from the management, construction, development, leasing or sale of properties owned by the Operating Partnership or by third parties or in partnerships with third parties.

Taxation of the Company as a REIT

         An entity that qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its REIT taxable income is generally not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows:

         The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

                  (i) Under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any.

                  (ii) If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax. See "--Sale of Partnership Property."

                  (iii) If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

                  (iv) If the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

                  (v) If the Company has (1) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise or default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

                  (vi) If the Company acquires any asset from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Restriction Period") beginning on the date on which such asset was acquired by the Company then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company's adjusted basis in such asset as of the beginning of such Restriction Period will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that the Company will make an election pursuant to IRS Notice 88-19 or applicable future administrative rules or Treasury Regulations to avail itself of the benefits of the Restriction Period.

Qualification of the Company as a REIT

         The Code defines a REIT as a corporation, trust or association:

                  (1) which is managed by one or more trustees or directors;

                  (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

                  (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

                  (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

                  (5) which has the calendar year as its taxable year;

                  (6) the beneficial ownership of which is held by 100 or more persons;

                  (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt organizations); and

                  (8) which meets certain income, asset and distribution tests, described below.

                  Conditions (1) through (5), inclusive, must be satisfied during the entire taxable year, and condition (6) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has previously issued Common Shares in sufficient proportions to allow it to satisfy requirements (6) and (7) (the "100 Shareholder" and "five-or-fewer" requirements), respectively. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (6) and (7) above. See "Description of Shares of Beneficial Interest - Restrictions on Transfer." However, these restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described in (6) and (7) above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the "five or fewer" requirement. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. See "--Failure to Qualify."

         A REIT is permitted to have a wholly-owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. The Company has formed several qualified REIT subsidiaries and may in the future form one or more qualified REIT subsidiaries. For the Company's 1997 taxable year, all of the stock of such subsidiaries must be owned by the Company from the commencement of each such subsidiary's existence. For taxable years of the Company beginning on and after January 1, 1998, the Company must own all of the stock of each such subsidiary, although it will not be required to own such stock of such subsidiary from the commencement of such subsidiary's existence.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets and items of income of the Operating Partnership and each of the Title Holding Partnerships will be treated as assets and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and its subsidiary partnerships are treated as partnerships for Federal income tax purposes. In addition, the character of the assets and gross income of such partnerships shall retain the same character in the hands of the REIT for purposes of the requirements applicable to REITs under the Code including satisfying the income tests and the asset tests. See "Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners."

Income Tests

         To maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by a mortgage on real property) or from "qualified temporary investment income" (described below). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from investments qualifying under the 75% test above, and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, for taxable years beginning on or before August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Company will be treated as realizing its share of any income and bearing its share of any loss of the Operating Partnership and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

         Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests only if several conditions are met. First the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For the Company's taxable year which begins on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a "Related Party Tenant." Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the Company may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants).

         For taxable years of the Company beginning after August 5, 1997, if the Company provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by the Company for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as "rents from real property" if the amounts received in respect of such services, together with amounts received for certain management services, do not exceed 1% of all amounts received or accrued by the Company during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by the Company with respect to the property will not qualify as "rents from real property," even if the impermissible services are provided to some, but not all, of the tenants of the property.

         The Company has represented that the Company's real estate investments, which include its allocable share of income from the Operating Partnership, will give rise to income that qualifies as "rents from real property" for purposes of the 75 percent and 95 percent gross income tests, other than rents received from a Related Party Tenant. In addition, the Company has represented that the rents received from Related Party Tenants, in addition to all other income which is not qualifying income for the 75 percent and 95 percent gross income tests, does not exceed five percent of the Company's gross income, and therefore, the Company's status as a REIT should not be jeopardized.

         The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts or sales);
(ii) receive rents in excess of a de minimis amount from Related Party Tenants;
(iii) derive rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform services considered to be rendered to the occupant of property, other than through an independent contractor from whom the Company derives no income.

         The Operating Partnership owns 5% of the voting common stock, and all of the preferred stock of the Management Company, a corporation that is taxable as a regular corporation. The Management Company performs management, development and leasing services for the Operating Partnership and other real properties owned in whole or in part by third parties. The income earned by and taxed to the Management Company would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, the income will be earned by and taxed to the Management Company and will be received by the Company only indirectly as dividends. Although interest and dividends are generally qualifying income under the 95% test, the IRS has announced a no-ruling policy on this issue when the dividends and interest are earned in this manner.

         If the Company fails to satisfy one or both of the 75% of 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect,
(ii) the Company attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of the Company as a REIT," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and if such test is not met for the taxable years of the Company beginning before January 1, 1998, the Company would cease to qualify as a REIT. See "--Failure to Qualify."

Asset Tests

         In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which the Company or a "qualified REIT subsidiary" of the Company owns an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the Company and held for not more than one year from the date the Company receives such proceeds), cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those described above in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary, of which the REIT is required to own all of such stock, or another
REIT).

         The Company anticipates that it will be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If the Company fails to cure any noncompliance with the asset test within such time period, its status as a REIT would be lost.

         As noted above, one of the requirements for qualification as a REIT is that a REIT not own more than 10 percent of the voting stock of a corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock) and stock in another REIT. The Operating Partnership will own only approximately 5 percent of the voting stock and all of the non-voting preferred stock of the Management Company and therefore will comply with this rule. However, the IRS could contend that the Company's ownership, through its interest in the Operating Partnership, of all of the non-voting preferred stock in the Management Company should be viewed as voting stock because of its substantial economic position in the Management Company. If the IRS were to be successful in such a contention, the Company's status as a REIT would be lost and the Company would become subject to federal corporate income tax on its net income, which would have a material adverse affect on the Company's cash available for distribution. The Company does not have the ability to designate a seat on the Board of Directors of the Management Company. The Company does not believe that it will be viewed as owning in excess of 10 percent of the voting stock of the Management Company.

Administration's Proposed Changes to REIT Asset Tests

                  On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan, which contained provisions that, if enacted, would affect REITs, including the Company (the "REIT Proposals"). One such provision would prohibit REITs from owning more than ten percent of the vote or value of all classes of stock of any corporation (other than a "qualified REIT subsidiary" or another REIT). This provision would be effective with respect to stock acquired on or after the date of the first committee action. However, under the proposal, existing ownership arrangements such as the Company's ownership of shares of the Management Company would be grandfathered, provided that the subsidiary does not enter into a new trade or business or acquire substantial new assets after the effective date of the change in the law. Because the Company owns more than 10% of the value of the Management Company, the REIT Proposals could adversely affect the manner in which the Company structures its ownership of the Management Company and the magnitude of the property management activities conducted by the Company in the future. It is important to note that the REIT Proposals are only precursors to the first stage in the lengthy legislative process that may or may not culminate in the passage of legislation affecting REITs. Therefore, the Company is unable to determine whether the REIT Proposals will be enacted into legislation and, if enacted, the impact any final legislation may have on the Company.

Annual Distribution Requirements

         The Company, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable (plus, for the Company's 1998 taxable year and thereafter, income from cancellation of indebtedness, original issue discount, and coupon interest) over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         For the Company's taxable year beginning on January 1, 1998 and for all taxable years thereafter, undistributed capital gains may be so designated by the Company and are includable in the income of the holders of Common Shares. Such holders are treated as having paid the capital gains tax imposed on the Company on the designated amounts included in their income as long-term capital gains. Such shareholders would receive an increase in their basis for income recognized and a decrease in their basis for taxes paid by the Company. See "- Taxation of Taxable Domestic Shareholders."

         The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In order to meet the 95% distribution requirement, the Company may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required distributions or attempt to declare a consent dividend, which is a hypothetical distribution to holders of Common Shares out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with distributions actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash, and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their Common Shares by the amount of the taxable income recognized.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year that may be included in the Company's deduction for distributions paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

         If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners

         The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and its subsidiary partnerships (referred to herein as the "Title Holding Partnerships").

Classification of the Operating Partnership and Title Holding, Partnerships as Partnerships

         As of the date of this Prospectus, the Company owns all of the Properties or the economic interests therein through the Operating Partnership. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests.

         Neither the Operating Partnership nor any of the Title Holding Partnerships requested a ruling from the IRS that they would be treated as partnerships for Federal income tax purposes. The Company received an opinion of the Tax Advisor, which is not binding on the IRS, that the Operating Partnership and the Title Holding Partnerships will each be treated as partnerships for Federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation. The opinion of the Tax Advisor is based on the provisions of the limited partnership agreement of the Operating Partnership and the limited partnership agreements of the Title Holding Partnerships, respectively, and certain factual assumptions and representations described in the opinion.

         Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Title Holding Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Company has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Title Holding Partnerships. Under a special transitional rule in the Treasury Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Title Holding Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Operating Partnership nor any of the Title Holding Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS.

         If for any reason the Operating Partnership or a Title Holding Partnership was classified as an association taxable as a corporation rather than as a partnership for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "--Income Tests" and "--Asset Tests." In addition, any change in any such Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Annual Distribution Requirements." Further, items of income and deduction of any such Partnership would not pass through to its partner (e.g., the Company), and its partners would be treated as shareholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Partnership Allocations

         Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) and the Treasury Regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

         The Company has represented that the fair market values of 44 of the Properties contributed directly or indirectly to the Operating Partnership in various transactions were different than the tax basis of such Properties. Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Pre-Contribution Gain or Loss"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Operating Partnership sells contributed property at a gain or loss, such gain or loss will be allocated to the contributing partners, and away from the Company, generally to the extent of the Pre-Contribution Gain or Loss.

         The Treasury Department has issued final regulations under Section 704(c) of the Code (the "Regulations") which give partnerships great flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property. The Regulations permit partnerships to use any "reasonable method" of accounting for Pre-Contribution Gain or Loss. The Regulations specifically describe three reasonable methods, including (i) the "traditional method" under current law, (ii) the traditional method with the use of "curative allocations" which would permit distortions caused by Pre-Contribution Gain or Loss to be rectified on an annual basis, and (iii) the "remedial allocation method" which is similar to the traditional method with "curative allocations." The Partnership Agreement permits the Company, as a general partner, to select one of these methods to account for Pre-Contribution Gain or Loss.

Depreciation

         The Operating Partnership's assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic tax depreciation schedules for the Properties prior to their contribution to the Operating Partnership. The Properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over 40 years. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Thus, because most of the property contributed to the Operating Partnerships is appreciated, the Company will generally receive allocations of tax depreciation in excess of its percentage interest in the Operating Partnership. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         As described above (see "--Tax Allocations with Respect to Contributed Properties"), the Treasury Department's Regulations give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property.

         As described previously, the Company, as a general partner, may select any permissible method to account for Pre-Contribution Gain or Loss. The use of certain of these methods may result in the Company being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits of the Company, as determined for federal income tax purposes, should decrease the portion of distributions by the Company which may be treated as a return of capital. See "--Annual Distribution Requirements."

Basis in Operating Partnership Interest

         The Company's adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and
(b) its allocable share of any indebtedness of such partnership, and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the tax basis of any property distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.

         If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently 18 months).

Sale of Partnership Property

         Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 18 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the requirements applicable to REITS under the Code, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company as a REIT." Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's net sales price. The Company, as general partner of the Operating Partnership, has represented that the Operating Partnership and the Title Holding Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make such occasional sales of the properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

Taxation of Taxable Domestic Shareholders

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be dividends taxable to such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 18 months or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any losses of the Company.

         For taxable years of the Company beginning after August 5, 1997, U.S. shareholders holding Shares at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year falls, such amount as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include such a designated amount in determining such shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S.

shareholders will increase their basis in their Shares by the difference between the amount of such includible gains and the tax deemed paid by the shareholder in respect of such gains.

         In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from the Company required to be treated as long-term capital gain.

         Distributions from the Company and gain from the disposition of Common Shares will not be treated as passive activity income and, therefore, shareholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of Common Shares will generally be treated as investment income for purposes of the investment income limitation.

Backup Withholding

         The Company will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Foreign Shareholders."

Taxation of Tax-Exempt Shareholders

         Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look-through exception"). A qualified trust that holds more than 10 percent of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Shares of Beneficial Interest Restrictions on Transfer") and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) a single qualified trust holds more than 25 percent by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10 percent by value, holds in the aggregate more than 50 percent of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5 percent.

Taxation of Foreign Shareholders

         The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

         Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, because the Common Shares will be publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Statement of Stock Ownership

         The Company is required to demand annual written statements from the record holders of designated percentages of its Shares disclosing the actual owners of the Shares. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such Shares and a list of those persons failing or refusing to comply with such demand.

Other Tax Consequences

         The Company, the Operating Partnership, the Title Holding Partnerships and the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company, the Operating Partnership, the Title Holding Partnerships and the Company's shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

Possible Federal Tax Developments

         The rules dealing with Federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New Federal tax legislation or other provisions may be enacted into law or new interpretations, rulings, Treasury Regulations or court decisions could be adopted, all of which could adversely affect the taxation of the Company or of its shareholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions or court decisions either directly or indirectly affecting the Company or its shareholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.


                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time of up to 597,572 Common Shares by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest (collectively for the purposes of this "Plan of Distribution" section, the "Selling Shareholders") that may be issued to holders of Units, if and to the extent the Units are redeemed for Common Shares. The Company will not receive any of the proceeds from the sale of any Common Shares offered and sold pursuant to this Prospectus. The distribution of the Common Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or from purchasers of Common Shares for whom they may act as agents. Underwriters may sell Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Common Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Common Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of Common Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

         The sale of the Common Shares by the Selling Shareholders may also be effected from time to time by selling the Common Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling Shareholders all or a portion of the Common Shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Common Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The Common Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Common Shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Common Shares which is not expected to exceed that customary in the types of transactions involved. The Common Shares may also be sold pursuant to Rule 144 promulgated under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incident to the offering and sale of the Common Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by the Company. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                     EXPERTS

         The audited financial statements and schedules (other than financial statements identified in the next sentence) incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements with respect to 1000/2000 West Lincoln Drive, 3000 West Lincoln Drive and 4000/5000 West Lincoln Drive incorporated by reference in this Prospectus from the Current Report on Form 8-K of the Company, dated June 27, 1997, have been audited by Zelenkofske, Axelrod & Company, Ltd., independent public accountants, as indicated in their report and are included herein in reliance upon the authority of said firm as experts in giving said report.

         Future financial statements of the Company and the reports thereon of the Company's independent public accountants also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Shares offered hereby will be passed upon for the Company by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Pepper Hamilton LLP will rely on Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.


                                   TAX MATTERS

         The opinion regarding the statements in this Prospectus under the caption "Federal Income Tax Considerations" has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to herein in reliance upon the authority of such firm as experts in giving said opinion.

================================================================================

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Shares, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                                   ----------


                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

AVAILABLE INFORMATION.......................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE...................................................................2
THE COMPANY.................................................................3
RISK FACTORS................................................................4
DESCRIPTION OF SHARES OF BENEFICIAL
INTEREST...................................................................13
CERTAIN PROVISIONS OF MARYLAND LAW
AND OF THE COMPANY'S DECLARATION OF
TRUST AND BYLAWS...........................................................16
USE OF PROCEEDS............................................................20
SELLING SHAREHOLDERS.......................................................20
FEDERAL INCOME TAX CONSIDERATIONS..........................................22
PLAN OF DISTRIBUTION.......................................................34
EXPERTS....................................................................35
LEGAL MATTERS..............................................................36
TAX MATTERS................................................................36


================================================================================

================================================================================

                             597,572 Common Shares
                                       of
                              Beneficial Interest




                            BRANDYWINE REALTY TRUST




                                  -----------
                                   PROSPECTUS
                                  -----------






                                  May [ ], 1998













================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee.......................................       $   4,088
         Printing and Duplicating Expenses......................           5,000
         Legal Fees and Expenses................................          15,000
         Accounting Fees and Expenses...........................          10,000
         Miscellaneous..........................................           2,500
                                                                       ---------
         Total..................................................         $36,588
                                                                       =========

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

         The Company's Bylaws require it to indemnify, without a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Company's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Company shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and
(ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's Bylaws also (i) permit the Company, with the approval of its Trustees, to provide indemnification and payment or reimbursement of expenses to a present or former Trustee, officer or shareholder who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law ("MGCL") for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

         The limited partnership agreement of the Operating Partnership also provides for indemnification by the Operating Partnership of the Company and its Trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Operating Partnership or the Company; provided that such person's conduct was taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to Trustees and officers of the Trust pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 16.  EXHIBITS

         3.1 Amended and Restated Declaration of Trust of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 9, 1997)

         3.2 Articles of Amendment to Declaration of Trust of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated September 10, 1997)

         3.3 Articles of Amendment to Declaration of Trust of the Company (No. 2)

         3.4 Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996)

         5.1 Opinion of Pepper Hamilton LLP regarding the validity of securities being registered

         5.2 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of securities being registered

         8.1      Opinion of Arthur Andersen LLP regarding tax matters

         10.1 Registration Rights Agreement among the Company, Brookstone Investors, L.L.C., Brookstone Holdings of Del.-4, L.L.C., Brookstone Holdings of Del.-5, L.L.C., Brookstone Holdings of Del.-6, L.L.C., Ronald Berman and Marie Berman (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 13, 1998)

         10.2 Registration Rights Agreement among the Company, Blair S. Trogner, Sr, John S. Trogner, Jr., John S. Trogner, Sr., Candis C. Trogner, Ronalee B. Trogner and Emma B. Trogner (incorporated by reference to Exhibit 10.3 to the Company's current Report on Form 8-K dated May 14, 1998)

         23.1     Consent of Arthur Andersen LLP

         23.2     Consent of Zelenkofske, Axelrod & Company, Ltd.

         23.3     Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

         23.4 Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibit 5.2)

         23.5 Consent of Arthur Andersen LLP regarding opinion as to tax matters (contained in Exhibit 8.1)

         24.1 Power of Attorney (included on signature page to the Registration Statement)


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 22, 1998.


                                     BRANDYWINE REALTY TRUST

                                     By: /s/  GERARD H. SWEENEY
                                         ---------------------------------------
                                         Gerard H. Sweeney
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Anthony A. Nichols, Sr. and Gerard H. Sweeney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                                      Title                               Date
          ---------                                      -----                               ----

          /s/ ANTHONY A. NICHOLS, SR.          Chairman of the Board and Trustee           May 22, 1998
-------------------------------------------
         Anthony A. Nichols, Sr.

         /s/ GERARD H. SWEENEY                 President, Chief Executive Officer and      May 22, 1998
-------------------------------------------    Trustee (Principal Executive Officer)
         Gerard H. Sweeney

          /s/ MARK S. KRIPKE                   Chief Financial Officer (Principal          May 22, 1998
-------------------------------------------    Financial and Accounting Officer)
         Mark S. Kripke

         /s/ WARREN V. MUSSER                  Trustee                                     May 22, 1998
-------------------------------------------
         Warren V. Musser

         /s/ WALTER D'ALESSIO                  Trustee                                     May 22, 1998
-------------------------------------------
         Walter D'Alessio

         /s/ CHARLES P. PIZZI                  Trustee                                     May 22, 1998
-------------------------------------------
         Charles P. Pizzi

                                  EXHIBIT INDEX

          3.3  Articles of Amendment to Declaration of Trust of the Company
               (No. 2)

          5.1 Opinion of Pepper Hamilton LLP regarding the validity of securities being registered

          5.2 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of securities being registered

          8.1  Opinion of Arthur Andersen LLP regarding tax matters

          23.1 Consent of Arthur Andersen LLP

          23.2 Consent of Zelenkofske, Axelrod & Company, Ltd.